UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2019
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Power Integrations, Inc.
(Exact name of Registrant as specified in its charter)

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Delaware	000-23441	94-3065014
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5245 Hellyer Avenue
San Jose, California 95138-1002
(Address of principal executive offices)

 (408) 414-9200
 (Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	POWI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

1.01.            Entry into a Material Definitive Agreement.

As previously disclosed, Power Integrations, Inc. (the “Company”) is involved in various legal and administrative disputes relating to patent infringement and/or patent validity with ON Semiconductor Corporation and its wholly owned subsidiaries Fairchild Semiconductor and Semiconductor Components Industries, LLC (collectively, “ON”). On October 4, 2019, the Company entered into a binding term sheet (the “Term Sheet”) with ON pursuant to which the parties agreed to end all outstanding legal and administrative disputes. Pursuant to the Term Sheet, ON agreed to pay Power Integrations $175.0 million in cash. In addition, each party agreed to release the other party from any claims to damages or monetary relief for certain alleged acts of patent infringement across the various patent infringement litigations, occurring on or before June 30, 2020, and not to file any additional action for legal or equitable relief prior to June 30, 2023 (although following that date a party may file a legal action for alleged patent infringement occurring after June 30, 2020).  Neither party granted any licenses to the other.

Pursuant to the Term Sheet, the parties agreed to memorialize the terms of the Term Sheet in a definitive agreement (the “Definitive Agreement”) by no later than October 22, 2019.

The foregoing description of the Term Sheet is not complete, but sets forth the material terms of the Term Sheet, which are expected to be reflected in the Definitive Agreement which, if entered into, is expected to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power Integrations, Inc.

By:	/s/ Sandeep Nayyar
	Name:	Sandeep Nayyar
	Title:	Chief Financial Officer

Dated:  October 9, 2019